Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the last date executed below (the “Effective Date”) by and between Thomas Group, Inc. (“Employer”) and Barbara Stinnett (“Employee”).  Employer and Employee are hereinafter collectively called the “Parties.”

WITNESSETH:

WHEREAS, Employee desires to be employed by Employer as Executive Vice President and Chief Customer Officer, Worldwide Customer Operations of Employer, and Employer desires to employ Employee in such capacity under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the parties agree as follows:

1.                                       Agreement of Employment.  Employer agrees to employ Employee at-will, and Employee accepts such at-will employment, upon the terms and conditions hereinafter set forth.  Such employment shall become effective upon the Effective Date hereof.

2.                                       Duties and Authority.

a.                                       Position and Duties.  Employee shall devote Employee’s best efforts to the performance of Employee’s duties and any other work which may be assigned to Employee by Employee’s supervisors and managers, all under and subject to Employer’s instructions and control.  Employee will have overall responsibility for all strategy, marketing, sales and consulting services and report to the Executive Chairman, Chief Executive Officer and President of Thomas Group.

b.                                      Duty of Loyalty During Employment.  Employee understands and acknowledges that employment with Employer requires Employee’s full attention and effort.  Employee agrees that, during the period of employment by Employer, Employee shall devote all of Employee’s working time, attention, knowledge and skill to the business and interest of Employer as Employer may from time to time reasonably request.  Further, Employee will not, without Employer’s express written consent, engage in any employment or business activity other than for Employer, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his or her employment by Employer.

c.                                       Commencement of Duties.  Employee will begin work on July 26, 2010.

3.                                       Compensation.  In consideration of the services to be rendered by Employee pursuant to this Agreement, including without limitation any services that may be rendered by Employee as an officer, director, manager or member of any committee of Employer or any of its parents, subsidiaries or affiliates, Employer shall pay to Employee, and Employee shall accept, the following compensation during the term of this Agreement:

a.                                       Base Salary.  Employer shall pay Employee a base salary of $325,000 annually ($27,083) per month (“Base Salary”), pro-rated for 2010.  This base salary will increase in 2011 quarterly by $25,000 beginning on January 1, 2011, and continuing on the first day of each subsequent consecutive quarter for an additional $25,000 for a maximum total of $100,000 in increases.  This will bring Employee’s base salary to $425,000 by October 1, 2011.  The base salary is   payable in accordance with the standard payroll practices of Employer.

b.                                      Sign-on-bonus.  Employer will pay to the Employee a sign on bonus of $25,000 payable after 60 days of consecutive employment.  The sign on bonus is fully repayable to Employer should the Employee terminate her employment voluntarily prior to September 15, 2012.

c.                                       Paid Time Off and Benefits.  During Employee’s employment and consistent with Employer’s policy, Employee shall be entitled to Paid Time Off. Employee will be eligible to participate in any medical, dental, disability benefits, and/or 401(k) plans, subject to plan requirements, that may be in effect at Thomas Group.  The benefits are effective on Employee’s date of hire.

d.                                      Bonus program.  Employee will be eligible to participate in Employers Incentive Compensation Plan at the rate of 65% of base and the Sales Incentive Compensation Plan as approved annually by the Compensation Committee of the Board of Directors. The minimum sales amount for the EVP of sales for the Sales Incentive Compensation Plan is $3 million.  Both plans are attached for Employee review.

e.                                       Stock Options.  Upon approval of the Compensation and Corporate Governance Committee of the Board of Directors at their next meeting on July 28, 2010, Employee will be eligible for 100,000 shares of Thomas Group stock options prior to any split or reverse split.  However, should a split or reverse split be voted on at the July 28, 2010, Board of Directors meeting, Employee will be eligible to receive the adjusted number of shares post split. All shares will be governed by the standard terms and conditions of the Thomas Group stock option plan.  The share awards may be voted upon at the next shareholders meeting in June of 2011.  These options will become fully vested as of December 31, 2011, provided Employee is an Employee in good standing on that date.

f.                                         Reimbursement of Business Expenses.  Employer shall reimburse Employee for actual and reasonable miscellaneous expenses incurred by Employee in performing Employee’s services hereunder.  Employee shall submit an itemization of such expenses and supporting documentation in accordance with Employer’s generally applicable policies and procedures.

4.                                       Termination.  Employee’s employment shall be “at-will”.  Employee’s employment may be terminated at any time by either Employer or Employee for any reason, with or without cause.  As used herein, “Cause” shall mean: (1) Employee’s conviction or plea of guilty or nolo contendere to a crime that involves dishonesty, disloyalty, moral turpitude, sexual harassment or discrimination, provides for a term of imprisonment or constitutes a felony; (2) the willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Company’s Board of Directors; (3) a material act of omission involving intentional misconduct, malfeasance or gross negligence in performance of duties to the Company or involving neglect of duties in a manner that is materially damaging to the Company or an affiliate of the Company; (4) a material breach or default in the performance of obligations under Employee’s employment agreement with the Company; (5)  a material  documented lack of performance  (6) a serious violation of any of the Company’s policies to which officers of the Company are subject; or (7) an act of misappropriation embezzlement, fraud or similar conduct, whether or not involving the Company.   In the event of the termination of Employee’s employment for reasons other than cause, Employee shall be entitled to her salary for a period of three months should Employee be terminated in 2010, and six months should Employee be terminated at any time thereafter.  Employee shall not be entitled to receive any additional compensation unless termination is due to a change in control.  In the event of Employee’s death during the term of this Agreement, this Agreement shall terminate immediately upon Employee’s death.

a.                                       Certain Definitions:

i.                                          A “Change in Control” shall mean a change in the ownership or control of the Company which occurs by reason of any of the following events:

a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of Company; or

the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders to accept.

5.                                       Obligations of the Company upon Certain Terminations following a “Change in Control”:  If a Change in Control occurs and, the Company unilaterally terminates the Employee’s employment other than for Cause or, the Company shall pay the Employee the following payments:

a.                                       Provided the Employee executes and delivers to the Company a General Release and such release becomes effective in accordance with applicable law, the Company shall pay to the Employee a severance payment in the amount of twelve months salary equal to the Employee’s salary at the time of termination provided the change in control results in a share price of $2 per share or twelve months salary plus expected bonus if the change in control results in a share price in excess of $3 per share.  These prices are based upon the current number of shares as of June 22, 2010.  However, should the Company execute a split or reverse split, the resulted price per share from a change in control will be adjusted accordingly. Such benefit shall be paid in one lump sum within sixty (60) days after the Employee’s date of termination from the Company, or via salary continuation, either distribution to be determined equally by the Employee and the Company, and such payment shall be subject to the Company’s collection of all applicable withholding taxes.

6.                                       Obligations of the Employee upon Termination:

a.                                       General Release of Claims required under Change of Control:  In order to receive any payments or benefits under Section  5, the Employee must first execute and deliver to the Company, within forty-five (45) days after the date of termination due to a Change in Control, a General Release and Waiver of Claims (in the form provided by the Company) (a “General Release”)   in favor of the Company and its subsidiaries, officers, directors, employees and agents which shall release all claims the Employee may have relating to the Employee’s employment with the Company (or any subsidiary) other than claims relating to any benefits under this Agreement, and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law.  If such General Release is not executed and delivered to the Corporation within the applicable forty-five (45)-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will provided the Executive under Section 5.

7.                                       Confidentiality.

a.                                       Confidential Information.  Employee agrees and acknowledges that during Employee’s employment with Employer, Employee will have access to and acquire confidential and proprietary information regarding the business of Employer that is not generally available to the public.  In order to assist Employee with Employee’s duties, Employer promises to provide Employee with Confidential Information regarding the business of Employer that is not generally available to the public and that, if disclosed, could put Employer at an unfair competitive disadvantage.  For purposes of this Agreement, “Confidential Information” means any information or material (i) generated, collected, or used by Employer that relates to its actual or anticipated business or research and development, or (ii) suggested by or resulting from work assigned to and/or performed by Employee for or on behalf of Employer, including without limitation information regarding the use and application of Thomas Group methodologies and other information and concepts developed by Employer to improve the business processes of corporations and other organizations; software or other technology developed by Employer and any research data or other documentation related to the development of such software or technology; client lists and prospect lists developed by Employer; information regarding Employer’s clients which Employee acquires as a result of employment with Employer, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by Employer to formulate client bids, client financial information, and other information regarding the client’s business; information related to Employer’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of Employer; training materials developed by and utilized by Employer; employee files, skills, performance and qualifications of personnel of Employer; trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, algorithms, computer programs, computer code and related documentation; and compilations of any of the foregoing information relating to the actual or anticipated business of Employer.  Employee agrees and acknowledges that substantial time, labor, skill and money have been and will be invested in developing the Confidential Information and that the protection and maintenance of this Confidential Information constitute legitimate interests to be protected by Employer.

b.                                      Non-Disclosure.  As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation set forth herein, Employee agrees that, both during Employee’s employment with Employer and at any time thereafter, Employee shall preserve in strictest confidence, and shall not disclose, copy or take away, either directly or indirectly, or use for Employee’s own benefit or the benefit of any third party, any Confidential Information of Employer, or any confidential or proprietary information or material received by Employer, except as required in the ordinary course of Employee’s employment for the benefit of Employer.  All documents, records, files, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by Employee or by others, are the property of Employer and shall immediately be returned to Employer upon termination of Employee’s employment with Employer (voluntary or otherwise), or at any time upon Employer’s request, and no copies thereof shall be kept by Employee.

c.                                       Non-Disclosure of Confidential Information of Third Parties.  Employee shall not use or disclose, during Employee’s employment with Employer, confidential information belonging to any third parties unless written permission has been given by such third parties to Employer, and been accepted by Employer, to allow Employer to use and/or disclose such information.  Employee shall defend and indemnify Employer for all losses, costs (including attorney’s fees) or damages that result from any breach of the covenant contained in the preceding sentence.

8.                                       Non-Competition and Non-Solicitation.

a.                                       Definitions.

i.                                          “Competitive Business” shall mean any person or entity that provides the same or substantially similar products or services as Employer, including but not limited to management or operational consulting services.

ii.                                       “Non-Competition Period” shall mean the period beginning on the Effective Date of this Agreement and continuing until the date that is twelve (12) months after the voluntary date of termination of Employee’s employment with Employer, regardless of the reason for such termination.

iii.                                    “Customer” shall mean any person, firm, corporation, partnership, association or other entity to which Employer provided services during the twelve (12) months prior to the termination of this Agreement and with which Employee had contact in the course of Employee’s employment with Employer, or with respect to which Employee possesses information that is proprietary or confidential to Employer.

iv.                                   “Prospective Customer” shall mean any person, firm, corporation, partnership, association or other entity to which Employer identified as a target Customer, contacted, solicited, or pitched its services to during the twelve (12) months prior to the termination of this Agreement and with respect to which Employee had knowledge of Employer’s interest in such Prospective Customer.

b.                                      Non-Competition.  Employee acknowledges that Employer competes actively throughout the entire United States and has a legitimate business interest in protecting itself throughout the entire United States.  Employee acknowledges that the services Employee is to render are of a special and unusual character with a unique value to Employer, the loss of which cannot adequately be compensated by damages in action at law.  In view of the unique value to Employer of the services of Employee, in consideration of Employer’s agreement to provide Employee with Confidential Information and other consideration specified herein, including but not limited to training on specific products unique to Thomas Group and not available to the public at large, and as a material inducement for Employer to enter into this Agreement, Employee agrees that, during the Non-Competition Period, Employee shall not, within the United States, directly or indirectly:

i.                                          provide personal services, as an officer, director, executive, manager, employee, consultant, advisor, independent contractor or otherwise, to a Competitive Business;

ii.                                       develop, acquire or maintain an ownership interest in a Competitive Business; provided, however, that ownership interest of less than five percent (5%) of the outstanding capital stock of a publicly traded Competitive Business shall not be a violation of this Section 8(b)(ii); or

iii.                                    offer, develop, or provide any products or services that would constitute a Competitive Business.

c.                                       Non-Solicitation.  During the Non-Competition Period, Employee shall not, directly or indirectly, on behalf of Employee or any Competitive Business:

i.                                          take any action to, or do anything reasonably intended to, divert business from Employer or any of its subsidiaries, solicit any Customer or prospective Customer of Employer, or influence or attempt to influence any existing or prospective Customers, vendors, or suppliers of Employer to cease doing business with Employer; or

ii.                                       hire, employ, solicit, divert or recruit for employment or attempt to hire, employ, solicit, divert or recruit for employment any person who is, during such time frame, an employee of Employer, or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of Employer to leave the employment of Employer.

d.                                      Judicial Amendment.  Employer and Employee acknowledge the reasonableness of the agreements set forth in Sections 7 and 8, including the reasonableness of the geographic area, duration of time and scope of activity restrained that are specified in Section 8.  Employee further acknowledges that Employee’s skills are such that Employee can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent Employee from earning a living.  Notwithstanding the foregoing, if it is judicially determined that any of the limitations contained in Sections 7 and 8 are unreasonable, illegal or offensive under applicable law(s) (statute, common law or otherwise) and may not be enforced as herein agreed, Employee and Employer agree that the unreasonable, illegal, or offensive portions of Sections 7 and 8 shall be and hereby are redrafted to conform with those applicable laws, while leaving the remaining portions of Sections 7 and 8 intact.  By agreeing to this contractual modification prospectively at this time, Employee and Employer intend to make the agreements contained in Sections 7 and 8, including but not limited to the covenant not to compete contained in Section 8, legal under the law(s) of all applicable states so that the entire agreement not to compete and/or this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modifications shall not affect the payments made to Employee under this Agreement.

e.                                       Notice to Prospective or Subsequent Employers.  Employee shall notify any person or entity employing Employee after termination of this Agreement or evidencing an intention of employing Employee after termination of this Agreement of the existence and provisions of Sections 7 and 8 of this Agreement.  In addition, Employee agrees that Employer may notify any person or entity employing Employee or evidencing an intention of employing Employee of the existence and provisions of this Agreement.

9.                                       Remedies.  Employee acknowledges that Employee’s abilities and the services Employee will provide to Employer are unique and that Employee’s failure to perform the obligations under

Sections 7 and 8 of this Agreement would cause Employer irreparable harm and injury.  Employee further acknowledges that damages at law will not be an adequate remedy for breach of the covenants contained in Sections 7 and 8, and that the only adequate remedy is one that would prevent Employee from breaching the terms of Sections 7 and 8.  As a result, Employee and Employer agree that Employer’s remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach of Sections 7 and 8 by Employee.  Employee agrees to indemnify and hold Employer harmless from any and all losses, claims, damages, or expenses, including attorneys’ fees, arising or growing out of any breach or threatened breach Sections 5 and 6 of this Agreement. The termination of Employee for any reason shall not be deemed a waiver by Employer of any breach by Employee of this Agreement or any other obligation owed to Employer, and notwithstanding such a termination, Employee shall be liable for all damages attributable to such a breach.  Nothing contained in this Section 9 shall prohibit Employer from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

10.                                 Representations of Employee.  Employee represents that Employee’s execution of this Agreement, and performance of Employee’s obligations hereunder, will not conflict with, or result in a violation of or breach of, any other agreement to which Employee is a party or any judgment, order or decree to which Employee is subject.  Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof and further certifies that Employee will not enter into any such conflicting agreement while employed by Employer.

11.                                 Non-Disparagement.  Employee agrees not to, directly or indirectly; disparage Employer or any of its affiliates or any of their respective equity holders, affiliates, directors, managers, officers, employees, agents or representatives, or any of their financial records or operations, or any of their products or practices, either orally or in writing.  Employer agrees not to, directly or indirectly, disparage Employee.

12.                                 Neutral Reference.  Upon Employee’s termination of employment, all reference inquiries should be directed to the Human Resources Department, which will confirm to prospective employers the position(s) held and dates of employment.

13.                                 Intellectual Property.

a.                                       Assignment.  All Works (as defined below) shall belong exclusively to Employer, whether or not fixed in a tangible medium of expression.  To the maximum extent permitted under applicable law, all Works shall be deemed to be “works made for hire” under the United States Copyright Act, and Employer shall be deemed to be the author thereof.  If and to the extent any Works are determined not to constitute “works made for hire,” Employee agrees to, and hereby irrevocably assigns and transfers to Employer to the maximum extent permitted by law all right, title and interest in and to the Works, including all copyrights, patents, trade secret rights and other proprietary rights.  Without limiting the foregoing, Employee agrees to, and hereby irrevocably assigns and transfers to Employer all economic rights to the Works, including the rights to reproduce, manufacture, use, adapt, modify, publish, distribute, sublicense, publicly perform and communicate, translate, lease, import and otherwise exploit the Works.  Employee shall have no right to exercise any economic rights to the Works and will not reproduce, adapt, modify, publish, distribute, sublicense, publicly perform or communicate, translate, lease, import or otherwise exploit the Works, except as expressly authorized by Employer.  Employee expressly acknowledges and agrees that Employee wishes to remain anonymous and not to have Employee’s name or any pseudonym used in connection with the Works.  Employee hereby approves any and all modifications, uses, publications and other exploitation of the Works that Employer or any successor or transferee thereof may elect to make, and Employee expressly agrees that no such modifications, uses, publications or exploitations will or may cause harm to Employee’s honor or reputation or be deemed to constitute a distortion or mutilation of the Works.  Employer shall have the unrestricted right to transfer and convey any or all of Employer’s rights in or relating to the Works to any person or entity.

b.                                      Scope of Assignment.  Employee acknowledges and understands that any assignment of inventions required by this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Employer.

c.                                       Records.  Employee will keep and maintain adequate and current written records of all inventions, original works of authorship, trade secrets or other Works in which rights vest in or are assigned to Employer hereunder.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Employer.  The records will be available to and remain the sole property of Employer at all times.

d.                                      Assistance.  Employee will provide any assistance reasonably requested by Employer to: (i) obtain United States or foreign letters patent, trademark and copyright registrations covering, and/or (ii) transfer to Employer any rights that Employee may have (including short form assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other entity) regarding, inventions, original works of authorship and other Works belonging or assigned hereunder to Employer.  Employee understands that Employee’s obligations under this Section shall survive any termination of this Agreement or of Employee’s employment in perpetuity, provided that Employer will compensate Employee at a reasonable rate for time actually spent performing such obligations at Employer’s request after such termination.

e.                                       Works.  “Works” means: (i) any inventions, trade secrets, ideas or original works of authorship that Employee conceives, develops, discovers or makes in whole or in part during Employee’s employment with Employer (which term includes, for purposes of this entire definition, any affiliate of Employer), or that Employee conceived, developed, discovered, or made in whole or in part during Employee’s employment or relationship with Employer, and that relate to the business of Employer or its actual or demonstrably anticipated research or development; (ii) any inventions, trade secrets, ideas or original works of authorship that Employee conceives, develops, discovers or makes in whole or in part during or for a period of one year after Employee’s employment with Employer or any other Employer Entity, or which Employee conceived, developed, discovered, or made in whole or in part during Employee’s employment or relationship with Employer, and which are made through the use of any of Employer’s equipment, facilities, supplies, trade secrets or time, or which result from any work that Employee performs or performed for Employer; and (iii) any part or aspect of any of the foregoing.

14.                                 Return of Company Property; Reimbursement.  Subject to applicable law, upon termination of employment for any reason either by Employee or Employer, Employee shall return all property of Employer for which Employee is responsible, or that is in Employee’s possession, custody, or control, and shall reimburse Employer for the fair market value of any and all lost or destroyed property of Employer for which Employee was responsible, including, but not limited to, cell phones or PDAs, pagers, security access keys, air cards, and laptop computers.  In addition, subject to applicable law, Employee shall reimburse Employer for any and all overpaid compensation at the time of termination.  If Employee does not reimburse Employer for all such property, then Employee authorizes Employer to withhold (and Employer shall withhold) the replacement cost of the property and/or overpaid funds from any compensation due to Employee.

15.                                 General Provisions.

a.                                       Assignment.  This Agreement is personal to Employee and shall not be assignable by Employee without the express written consent of Employer.  Employer shall have the right to assign this Agreement to any affiliate or successor in interest of Employer, whether by merger, consolidation, purchase of assets or otherwise.

b.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employer and any and all of its successors and assigns, and it shall bind and inure to the benefit of Employee and Employee’s heirs and legal representatives.

c.                                       Withholding.  Employer shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which it is from time to time required to withhold.  Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

d.                                      Severability.  The provisions of this Agreement are severable.  The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other part of this Agreement.

e.                                       Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party to this Agreement.

f.                                         Survival.  The provisions of Sections 7, 8, 9, 10, 11, 13, 14 and 15 shall survive the termination of this Agreement and shall be binding upon the successors and assigns of Employee.

g.                                      Notices.  Any notice or other communication required or permitted herein shall be sufficiently given if delivered in person, sent via facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or sent by nationally-recognized overnight courier, and addressed to:

Employer:                                         Thomas Group, Inc.

Attn: R. Robin M. Stacey

5221 North O’Connor Boulevard, Suite 500

Irving, Texas 75039-3714

Fax:  972.443.1789

Employee:                                       Barbara D. Stinnett

At such address to be determined

or such other address as shall be furnished in writing by any such party.  Any such notice will be deemed given upon delivery, if delivered in person, or upon the date of mailing, if sent by certified mail, or the date delivery is confirmed by the courier if sent by nationally-recognized overnight courier.  Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

h.                                      Applicable Law.  Except to the extent preempted by federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without considering its laws or rules related to choice of law.  Venue for any dispute related to this Agreement shall be fixed in the Civil District Courts of Dallas County, Texas or, if federal jurisdiction is appropriate, in the United States District Court in the Northern District of Texas.  Employee acknowledges that Employee has significant contacts with Texas and that such courts have personal jurisdiction over Employee and submits to the jurisdiction of such courts.

i.                                          Modification.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

j.                                          Merger.  This Agreement shall constitute the entire agreement between the parties, supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matters thereof and contain all of the covenants and agreements between the parties with respect thereto.  Any and all prior agreements, understandings, or commitments between Employer, its predecessors, parents, subsidiaries or affiliates, and Employee with respect to any such matter are hereby suspended and revoked as of the Effective Date of this Agreement.

k.                                       Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective on the Effective Date hereof.

Thomas Group, Inc.:

By:	/s/ R. Robin M. Stacey
Name: R. Robin M. Stacey
Its: Vice President, Human Resources

5221 North O’Connor Boulevard, Suite 500,
Irving, Texas 75039-3714

Date:	July 7, 2010

EMPLOYEE:

By:	/s/ Barbara D. Stinnett
Name: Barbara Stinnett

Date:	July 2, 2010